  As filed with the Securities and Exchange Commission on April 3, 2000
                                                     Registration No. 333-95815

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                --------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                          ORATEC INTERVENTIONS, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                --------------
         Delaware                    3845                    94-3180773
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of      Industrial Classification    Identification Number)
     Incorporation or            Code Number)
      Organization)

                               3700 Haven Court
                         Menlo Park, California 94025
                                (650) 369-9904
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)
                                --------------
                               Kenneth W. Anstey
                            Chief Executive Officer
                          ORATEC Interventions, Inc.
                               3700 Haven Court
                         Menlo Park, California 94025
                                (650) 369-9904
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                --------------
                                  Copies to:
            Mark B. Weeks                       Patrick T. Seaver
             Laurel Finch                        Charles K. Ruck
           Brooke Campbell                        Shayne Kennedy
          VENTURE LAW GROUP                      LATHAM & WATKINS
      A Professional Corporation              650 Town Center Drive
         2800 Sand Hill Road                   Costa Mesa, CA 92626
     Menlo Park, California 94025

                                --------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                --------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
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
                                                       Proposed
                                          Proposed      Maximum
 Title of each Class of     Amount        Maximum      Aggregate    Amount of
    Securities to be         To be     Offering Price  Offering   Registration
       Registered        Registered(1)  Per Share(2)   Price(2)      Fee(3)
-------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................    4,600,000       $13.00     $59,800,000 $15,787.20(3)

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(1) Includes 600,000 shares of Common Stock issuable upon exercise of the
    Underwriters' over-allotment option.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(3) Previously paid.

                                --------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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


The purpose of this Amendment No. 4 is solely to file Exhibit 10.17 to the Registration Statement as set forth in Item 16(a) of Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by ORATEC in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                    Amount to
                                                                     be Paid
                                                                    ---------
   Securities and Exchange Commission registration fee............. $ 15,787
   NASD filing fee.................................................    6,480
   Nasdaq National Market listing fee..............................   95,000
   Printing and engraving expenses.................................  200,000
   Legal fees and expenses.........................................  250,000
   Accounting fees and expenses....................................  200,000
   Blue Sky qualification fees and expenses........................    5,000
   Transfer Agent and Registrar fees...............................   15,000
   Miscellaneous fees and expenses.................................   12,733
                                                                    --------
     Total......................................................... $800,000(1)
                                                                    ========

--------
(1) Excludes approximately $1 million in initial public offering expenses, which were written off in 1999 as a result of the postponement of the offering.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under the circumstances described in Section 145 of the Delaware General Corporation Law, for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article XII of ORATEC's certificate of incorporation (Exhibit 3.2) and Article VI of ORATEC's bylaws (Exhibit 3.4) provide for indemnification of ORATEC's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, ORATEC has entered into indemnification agreements (Exhibit 10.16) with its officers and directors. The underwriting agreement (Exhibit 1.1) also provides for cross-indemnification among ORATEC and the underwriters with respect to the matters described in the underwriting agreement including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since December 31, 1996, ORATEC has sold and issued the following securities:

    (1) In March through December 1997, we issued and sold shares of Series C preferred stock convertible into an aggregate of 1,442,542 shares of common stock to a total of 120 investors for an aggregate purchase price of $4,327,626.

    (2) In October 1997, we issued warrants to purchase shares of Series C preferred stock convertible into an aggregate of 35,000 shares of common stock to two lenders.

    (3) In November and December 1997, we issued and sold shares of Series D preferred stock convertible into an aggregate of 3,228,571 shares of common stock to a total of 60 investors for an aggregate purchase price of $11,299,999.

    (4) In December 1998, we issued and sold shares of Series E preferred stock convertible into an aggregate of 3,757,807 shares of common stock to a total of 59 investors for an aggregate purchase price of $15,970,680.

    (5) In January 1999, we issued a warrant to purchase Series E preferred stock convertible into an aggregate of 122,353 shares of common stock to one lender.
    (6) In February 1999, we issued and sold 34,117 shares of Series B preferred stock to an executive officer upon his exercise of a warrant.
    (7) From December 31, 1996 through December 31, 1999, under our 1995 stock plan, 606,039 shares of common stock had been issued upon exercise of options, 14,412 shares of common stock had been issued pursuant to restricted stock purchase agreements and, as of December 31, 1999, 3,168,737 shares of common stock were issuable upon exercise of outstanding options.
    (8) From December 31, 1996 through December 31, 1999, under our 1999 stock plan, no shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and, as of December 31, 1999, 205,300 shares of common stock were issuable upon exercise of outstanding options.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, the issuances described in Item 7 and Item 8 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates and warrants issued in the transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

     Number                             Description
     ------                             -----------
      1.1+  Form of Underwriting Agreement (subject to negotiation).
      3.1+  Certificate of Incorporation.
      3.2+  Amended and Restated Certificate of Incorporation, post-IPO.
      3.3+  Bylaws, as amended.
      3.4+  Amended and Restated Bylaws, post-IPO.
      4.1+  Specimen Stock Certificate.
      5.1   Opinion of Venture Law Group regarding the legality of the common stock being registered.
     10.1+  Amended and Restated Investors' Rights Agreement dated December 7,
             1998 among ORATEC and certain investors.
     10.2+  Employment Letter Agreement dated October 29, 1997 between ORATEC and Nancy V. Westcott.
     10.3+  Employment Agreement dated July 14, 1997 between ORATEC and Kenneth
             W. Anstey.
     10.4+  Employment Agreement dated August 21, 1996 and First Amendment to
             Employment Agreement dated July 14, 1997 between ORATEC and Hugh
             Sharkey.
     10.5+  Change of Control Letter Agreement dated 1996 between ORATEC and
             Roger Lipton.
     10.6+  Offer letter dated November 29, 1999 between ORATEC and Theresa
             Mitchell.
     10.7+  1995 Stock Plan, as amended, and form of option agreement.
     10.8+  1995 Stock Plan, as amended (post-IPO).
     10.9+  1999 Stock Plan and form of option agreement.
     10.10+ 1999 Stock Plan and form of option agreement (post-IPO).
     10.11+ 1999 Directors' Stock Option Plan and form of option agreement.
     10.12+ 1999 Employee Stock Purchase Plan and form of subscription agreement.
     10.13+ Lease dated May 7, 1998 between ORATEC and White Properties Joint
             Venture (as amended).
     10.14+ Lease dated August 2, 1996 between ORATEC and Huettig &
             Schromm/Heaton & Keyser.
     10.15+ Lease dated August 25, 1999 between ORATEC and White Properties
             Joint Venture.

      Number                             Description
      ------                             -----------
     10.16+    Form of Indemnification Agreement between ORATEC and directors and officers.
     10.17**++ International Distribution Agreement dated March 30, 1999 between ORATEC and DePuy Acromed, Inc.
     23.1+     Consent of Ernst & Young LLP, Independent Auditors.
     23.2      Consent of Venture Law Group, A Professional Corporation (See
                Exhibit 5.1).
     23.3+     Consent of Wilson Sonsini Goodrich & Rosati, a Professional
                Corporation.
     23.4+     Power of Attorney (See page II-4).
     27.1+     Financial Data Schedule.

--------
 + Previously filed.
++ Supersedes previously filed exhibit.
** Confidential treatment has been requested with respect to portions of this exhibit. Portions of this exhibit have been omitted.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on April 3, 2000

                                          ORATEC INTERVENTIONS, INC.

                                                             *
                                          By: _________________________________
                                                     Kenneth W. Anstey
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date


                  *                    President, Chief Executive    April 3, 2000
______________________________________  Officer and Director
          Kenneth W. Anstey             (Principal Executive
                                        Officer)


       /s/ Nancy V. Westcott           Chief Financial Officer       April 3, 2000
 ______________________________________  (Principal Financial and
          Nancy V. Westcott             Accounting Officer)

                  *                    Director                      April 3, 2000
 ______________________________________
           Stephen Brackett

                  *                    Director                      April 3, 2000
 ______________________________________
         Gary S. Fanton, M.D.

                  *                    Director                      April 3, 2000
 ______________________________________
          Richard M. Ferrari

                  *                    Director                      April 3, 2000
______________________________________
         Patrick F. Latterell

                  *                    Director                      April 3, 2000
 ______________________________________
        Jeffrey A. Saal, M.D.

                  *                    Director                      April 3, 2000
 ______________________________________
           Hugh R. Sharkey

      /s/ Nancy V. Westcott
*By:_____________________________
       (Attorney-in-fact)

                                 EXHIBIT INDEX

  Number                               Description
  ------                               -----------
  1.1+     Form of Underwriting Agreement (subject to negotiation).
  3.1+     Certificate of Incorporation.
  3.2+     Amended and Restated Certificate of Incorporation, post-IPO.
  3.3+     Bylaws, as amended.
  3.4+     Amended and Restated Bylaws, post-IPO.
  4.1+     Specimen Stock Certificate.
  5.1      Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1+     Amended and Restated Investors' Rights Agreement dated December 7,
            1998 among ORATEC and certain investors.
 10.2+     Employment Letter Agreement dated October 29, 1997 between ORATEC and Nancy V. Westcott.
 10.3+     Employment Agreement dated July 14, 1997 between ORATEC and Kenneth
            W. Anstey.
 10.4+     Employment Agreement dated August 21, 1996 and First Amendment to
            Employment Agreement dated July 14, 1997 between ORATEC and Hugh
            Sharkey.
 10.5+     Change of Control Letter Agreement dated 1996 between ORATEC and
            Roger Lipton.
 10.6+     Offer letter dated November 29, 1999 between ORATEC and Theresa
            Mitchell.
 10.7+     1995 Stock Plan, as amended, and form of option agreement.
 10.8+     1995 Stock Plan, as amended (post-IPO)
 10.9+     1999 Stock Plan and form of option agreement.
 10.10+    1999 Stock Plan and form of option agreement (post-IPO)
 10.11+    1999 Directors' Stock Option Plan and form of option agreement.
 10.12+    1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.13+    Lease dated May 7, 1998 between ORATEC and White Properties Joint
            Venture (as amended).
 10.14+    Lease dated August 2, 1996 between ORATEC and Huettig &
            Schromm/Heaton & Keyser.
 10.15+    Lease dated August 25, 1999 between ORATEC and White Properties
            Joint Venture.
 10.16+    Form of Indemnification Agreement between ORATEC and officers and directors.
 10.17**++ International Distribution Agreement dated March 30, 1999 between
            ORATEC and DePuy Acromed, Inc.
 23.1+     Consent of Ernst & Young LLP, Independent Auditors.
 23.2      Consent of Venture Law Group, A Professional Corporation (See
            Exhibit 5.1).
 23.3+     Consent of Wilson Sonsini Goodrich & Rosati, a Professional
            Corporation.
 23.4+     Power of Attorney (See page II-4).
 27.1+     Financial Data Schedule.

--------
 + Previously filed.
++ Supersedes previously filed exhibit.
** Confidential treatment has been requested with respect to portions of this exhibit. Portions of this exhibit have been omitted.